Exhibit 99.1
For Immediate Release
Citigroup Inc. (NYSE: C)
March 20, 2009
Citi Announces Senior Management Changes
NEW YORK – Citi today announced two senior management changes to support the company’s business realignment. Gary Crittenden, previously Chief Financial Officer, has been named to the newly created role of Chairman of Citi Holdings, and Edward “Ned” Kelly, previously the Head of Global Banking, will assume the role of Chief Financial Officer at Citigroup. The realignment of Citi into Citicorp and Citi Holdings was announced on January 16.
In this new operational role, Mr. Crittenden will work with Mike Corbat, the interim CEO of Citi Holdings, to optimize the value of the businesses in this unit. Citi Holdings represents a significant portion of the assets of Citigroup.
“Gary and Ned will build on our early accomplishments and help to meet our strategic objectives at Citicorp and Citi Holdings,” said Citi CEO Vikram Pandit. “As CFO, Gary successfully managed Citi’s re-engineering efforts and reduced expenses during a challenging environment. He is a proven leader with a steady hand and a keen understanding of the complex assets within Citi Holdings. I’m confident Gary will guide and accelerate our efforts to realize the value of Citi Holdings for our shareholders. Ned, who has extensive operational and financial experience, has done an extraordinary job working with our regulators and business partners over the last year and is ideally suited to take the reins from Gary.”
Gary Crittenden has been Chief Financial Officer of Citi since March 2007, where he was responsible for the financial management of the company in addition to Strategy & M&A and Productivity & Reengineering. He is a member of Citi’s Senior Leadership and Executive Committees and is a business sponsor of Citi’s Working Parents Network — NYC. Before joining Citi as CFO, Mr. Crittenden was Executive Vice President, CFO, and Head of Global Network Services at American Express from 2000 to 2007. Prior to American Express, Mr. Crittenden was CFO of Monsanto and Sears, Roebuck & Company. Mr. Crittenden began his career in consulting at Bain & Company, an international management consulting firm, working on a range of strategic projects in the U.S. and Europe. Mr. Crittenden graduated with a BS from Brigham Young University in 1976 and an MBA from Harvard Business School in 1979.
Edward “Ned” Kelly was previously Head of Global Banking, Citi Private Bank and President and Chief Executive Officer of Citi Alternative Investments (CAI) in Citi’s Institutional Clients Group. He is a member of Citi’s Senior Leadership and Executive Committees. Prior to joining CAI in February 2008, Mr. Kelly was a Managing Director at The Carlyle Group, a private investment firm. Prior to joining Carlyle in July 2007, he was a Vice Chairman at The PNC Financial Services Group following PNC’s acquisition of Mercantile Bankshares Corporation in March 2007. He was Chairman, Chief Executive and President of Mercantile from March 2003 through March 2007 and Chief

Executive and President from March 2001 to March 2003. Before Mercantile, Mr. Kelly held senior investment banking positions at J.P. Morgan and was a partner at the law firm of Davis Polk & Wardwell. He currently serves on the Boards of Directors of The Hartford Financial Services Group and CSX Corporation. He also serves on the Boards of Trustees of Johns Hopkins Medicine and the University of Virginia Law School Foundation. Mr. Kelly received his bachelor’s degree from Princeton University and his J.D. from the University of Virginia School of Law.
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Citi, the leading global financial services company, has approximately 200 million customer accounts and does business in more than 140 countries. Through its two operating units, Citicorp and Citi Holdings, Citi provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Additional information may be found at www.citigroup.com or www.citi.com.
Contacts

Media:	Jon Diat	(212) 793-5462
	Shannon Bell	(212) 793-6206
	Michael Hanretta	(212) 559-9466

Investors:	Scott Freidenrich	(212) 559-2718

Fixed Income Investors:	Maurice Raichelson	(212) 559-5091

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